EXHIBIT 99.1

CONSENT OF PETER D. LINNEMAN

To: Industrial Income Trust Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement of the Company on Form S-11 (the “Registration Statement”), and any amendments thereto, as a person about to become a director of the Company.

Dated: August 26, 2009

By: /s/ Peter D. Linneman
Name:	Peter D. Linneman, Ph.D